SHAREHOLDER AGREEMENT


          THIS SHAREHOLDER AGREEMENT (this "Agreement") is entered into as of June 22, 1994, between West Coast Bancorp (the "Shareholder"), Business & Professional Bank, a California state-chartered bank ("State Bank"), and such other persons or entities that may in the future become parties hereto pursuant to the terms hereof. Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Plan and Agreement of Consolidation and Merger (the "Plan") dated June 22, 1994 by and among State Bank, Shareholder and Sacramento First National Bank, a national banking association and an approximately 94%-owned subsidiary of Shareholder ("National Bank").

          WHEREAS, Shareholder, State Bank and National Bank are parties to the Plan, which provides for the acquisition by State Bank of National Bank by means of the consolidation of a newly-formed subsidiary of State Bank with National Bank and the merger of the resulting consolidated association with and into State Bank (the "Acquisition");

          WHEREAS, a portion of the consideration payable to the shareholders of National Bank, including Shareholder, in the Acquisition consists of shares of the common stock, no par value per share, of State Bank (the "State Bank Common Stock");

          WHEREAS, the acquisition by Shareholder of the Shares requires the approval of the Federal Reserve Board (the "FRB") pursuant to Section 3 of the Bank Holding Company Act and the California Superintendent of Banking (the "Superintendent") pursuant to Sections 700 et seq. of the California Financial Code;

          WHEREAS, the acquisition by Shareholder of 25% or more of the issued and outstanding shares of State Bank Common Stock or the possession by Shareholder of a controlling influence over the

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management or policies of State Bank would require further such approvals from the FRB and the Superintendent, would potentially subject State Bank to regulation as a subsidiary of Shareholder and would have certain other undesirable effects;

          WHEREAS, Shareholder has represented to State Bank that it is not Shareholder's intention or desire to acquire 25% or more of the issued and outstanding State Bank Common Stock or otherwise exercise a controlling influence over the management or policies of State Bank, and it is not State Bank's intention or desire that Shareholder so acquire such number of shares of State Bank Common Stock or such influence;

          WHEREAS, in light of the foregoing the parties wish to set forth certain agreements pertaining to Shareholder's ownership and certain other entities' ownership of State Bank
Common Stock;

          NOW THEREFORE, in consideration of the foregoing recitals and as an essential condition and inducement to State Bank's and Shareholder's execution of the Plan, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Representations. Shareholder and State Bank represent and warrant to each other as follows: (i) it has full corporate power and authority to make, enter into and carry out the terms of this Agreement; and (ii) this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship or similar laws affecting the rights of creditors of bank holding companies and insured depository institutions generally and the availability of equitable remedies.

     2. Acquisitions of Voting Securities. Shareholder shall not, and shall not permit any corporation or other entity controlled by Shareholder (collectively, the "Shareholder Group") to, directly or indirectly, acquire "beneficial ownership" (as such term is defined in Rule 13d-3 under the Exchange Act) of any securities of any class of capital stock of State Bank which are then entitled to vote generally in the election of directors (regardless of any contractual restriction regarding voting) ("Voting Securities") (except by way of the Consolidation, or stock dividends or other distributions or offerings made available to holders of Voting Securities generally) if the effect of such acquisition would be to increase the aggregate voting power in the election of directors of all Voting Securities then beneficially owned by all members of the Shareholder Group to 25% or more of the combined voting power of all Voting Securities then outstanding; provided that the Shareholder Group may acquire Voting Securities without regard to the foregoing limitation if any of the following events shall occur: (a) a tender or exchange offer is made

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by any person or 13D Group (as hereinafter defined) (other than an affiliate of, or any person acting in concert with, any member of the Shareholder Group) to acquire Voting Securities which, if added to the Voting Securities (if any) already owned by such person or 13D Group, would represent 25% or more of the total combined voting power of all Voting Securities then outstanding, or (b) it is publicly disclosed or Shareholder otherwise learns that Voting Securities representing 25% or more of the total combined voting power of all Voting Securities then outstanding have been acquired subsequent to the date hereof, or are proposed (in a public announcement or filing) to be acquired subsequent to such date by any person or 13D Group (other than an affiliate of, or any person acting in concert with, any member of the Shareholder Group); as used herein, the term "13D Group" shall mean any group of persons formed for the purpose of acquiring,

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holding, voting or disposing of Voting Securities which would be required under Section 335.405(b) of the regulations promulgated under the FDIA to file a statement on Form F-11 with the FDIC.

     3. Agreement to Vote. Shareholder shall take all such action as may be required so that all Voting Securities owned by any member of the Shareholder Group are voted at every meeting of the shareholders of State Bank and at every adjournment thereof, and by written consent without a meeting, as follows: (a) with respect to that number of such Voting Securities that represents up to 5.0% of the total combined voting power of all Voting Securities then outstanding, in such manner as it or they, as applicable, see fit and (b) with respect to the remainder of such Voting Securities, in the same proportion as the votes cast by all other holders of Voting Securities who are not members of the Shareholder Group.

     4. No Voting Trusts. Shareholder shall not, and shall not permit any member of the Shareholder Group to, deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities, other than agreements entered into with State Bank.

     5. No Proxy Solicitations, Etc. Shareholder shall not, and shall not permit any member of the Shareholder Group to,
(a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange
Act) in opposition to or competition with the recommendation of the majority of the directors of State Bank with respect to any matter; (b) join a partnership, limited partnership, syndicate or other 13D Group (other than the Shareholder Group) for the purpose of acquiring, holding, voting or disposing of Voting Securities; (c) initiate or propose any shareholder proposals for submission to a vote of shareholders with respect to State Bank or propose any person for election to the Board of Directors of State Bank; (d) initiate any communication with any customer or supplier of State Bank regarding matters relating to State Bank with a view towards interfering with or otherwise adversely affecting the relationship between State Bank and any such customer or supplier; (e) otherwise seek to control the management or policies of State Bank, including, without limitation, taking any action to seek to obtain representation on the Board of Directors of State Bank; (f) disclose to any third party or make any filing with the FDIC or any other regulatory authority disclosing any intention, plan or arrangement inconsistent with the foregoing; (g) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or (h) request State Bank (or any of its officers, directors, representatives, employees, attorneys, advisors, agents, affiliates or associates) to waive, amend or modify in any material respect any restrictions contained in these Sections 2 through 6 hereof (or to waive, amend or modify this clause (i)), if such request must be or is disclosed by the Shareholder Group to any third party or in any filing with the FDIC or any other regulatory authority or if State Bank might reasonably be required to publicly disclose such request.

     6.   Transfers.

          (a) Shareholder shall not, and shall not permit any member of the Shareholder Group to, directly or indirectly, offer, sell, pledge, encumber, dispose of, or otherwise transfer
(a "Transfer") any Voting Securities, except

              (i)   in accordance with the provisions of
     Section 7 hereof;

             (ii) in "brokers' transactions" (as defined in Section 4(4) of and Rule 144 under the Securities Act) provided that no more than 50,000 shares may be transferred in such transactions during the twelve-month period following the Closing Date;

            (iii) additional blocks of Voting Securities may be Transferred with the prior written consent of State Bank, which consent shall not be unreasonably withheld; and

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             (iv)   in connection with any merger, consolidation,
     reclassification, reorganization or similar transaction involving State Bank;

provided, however, that with respect to a proposed Transfer pursuant to clause (iii) above, no such Transfer may be made to any person or entity if, as a result of such Transfer, such person or entity, together with such person's or entity's affiliates and associates, would beneficially own Voting Securities representing more than 5% of the total voting power of all then outstanding Voting Securities unless the transferee agrees in writing on behalf of itself and all corporations and other entities under its control to be bound by the terms of Sections 2 through 6 of this Agreement as if such transferee, and the corporations and other entities controlled by such transferee, were the Shareholder and the members of the Shareholder Group, referred to therein. Notwithstanding the foregoing, Voting Securities may be Transferred to another member of the Shareholder Group provided such member agrees in writing to be bound by the terms of this Agreement. Should any member of the Shareholder Group that beneficially owns Voting Securities cease to be a member of the Shareholder Group, such Voting Securities shall be immediately transferred to a corporation or entity that is a member of the Shareholder Group.

          (b) Any Transfer of Voting Securities in violation of this Agreement shall be void and State Bank shall be entitled to instruct its transfer agent not to record any such Transfer on the books of State Bank.

     7.   Rights with Respect to Public Offerings.

          (a)  Definitions.  As used in this Section 7:

              (i) The term "Subject Securities" means (A) the Shares, and (B) any shares of State Bank Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Shares, excluding in all cases, however, any Subject Securities sold by a person in a transaction in which the rights under this Section 7 are not assigned or sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction; and

             (ii) The term "Holder" means Shareholder and any subsequent holder of Subject Securities to whom the

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rights set forth in this Section 7 have been transferred pursuant to paragraph (h) hereof;

          (b)  Requested Underwriting.

              (i)   In case State Bank shall receive from
     Holders, at any time after one year after the date hereof, a written request that State Bank effect an underwritten public offering of Subject Securities the aggregate gross proceeds of which are reasonably expected to exceed
     $1,000,000 (the "Offering Amount"), State Bank will:

              (A)   give written notice of the proposed
     underwritten public offering to all other Holders within seven (7) days after receipt thereof; and

              (B) use its diligent reasonable efforts to engage an underwriter reasonably satisfactory to State Bank and Holders and take such other steps to effect an underwritten public offering of all or such portion of such Holders' Subject Securities representing the Offering Amount as are specified in such request, together with all or such portion of the Subject Securities of any Holder or Holders joining in such request as are specified in a written request received by State Bank within thirty (30) days after such written notice is given; provided, that State Bank shall not be obligated to take any action to engage such underwriter and effect any such underwritten public offering pursuant to this paragraph (b):

                    (1)  In any particular jurisdiction in which
          State Bank would be required to execute a general consent to service of process, to register as a dealer, or to cause any officer or employee of State Bank to register as a salesman in effecting such offering;

                    (2)  Within six (6) months immediately
          following the consummation of an underwritten public offering of securities of State Bank;

                    (3)  After State Bank has effected one such
          offering pursuant to this paragraph (b);

                    (4)  If State Bank shall furnish to such
          Holders a certificate signed by the President of State Bank stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to State Bank or its

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shareholders for an underwritten public offering to be effected in the near future, then State Bank's obligation to use its best efforts to effect such offering shall be deferred for a period not to exceed 120 days from the date of receipt of written request from the Holders; or

                    (5)  If State Bank is unable to obtain the
          commitment of an underwriter reasonably satisfactory to State Bank and Holders to firmly underwrite the offering.

          Subject to the foregoing, State Bank will use its reasonable efforts to prepare an offering circular covering the Subject Securities so requested to be offered for sale and obtain the consent of the California Superintendent of Banking and all other necessary governmental authorities to such sale within 90 days after receipt of the request or requests of the Holders.

             (ii) The offering circular prepared pursuant to a request of the Holders may include securities of State Bank being sold for the account of State Bank.

            (iii) The right of any Holder to participate in the offering pursuant to this paragraph (b) shall be conditioned on such Holder's participation in such underwriting and the inclusion of such Holder's Subject Securities in the underwriting to the extent provided herein.

             (iv) State Bank shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting in the manner set forth above. Notwithstanding any other provision of this paragraph (b), if the underwriter advises State Bank in writing that marketing factors require a limitation of the total number of shares to be underwritten, then State Bank shall so advise all Holders of Subject Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated fifty percent (50%) to State Bank, or such lesser percent as is represented by the number of shares State Bank desires be underwritten, and the remainder among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Subject Securities held by such Holders. No Subject Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such underwriting. If any

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Holder disapproves of the terms of the underwriting, he may elect to withdraw therefrom by written notice to State Bank, the underwriter and the Holders. The Subject Securities so withdrawn shall also be withdrawn from the offering; provided, however, that, if by the withdrawal of such Subject Securities a greater number of Subject Securities held by other Holders may be included in such underwriting (up to the maximum of any limitation imposed by the underwriters), then State Bank shall offer to all Holders who have included Subject Securities in the underwriting the right to include additional shares in the same proportion used in determining the underwriter limitation in this subparagraph (b)(iv).

          (c)  State Bank Offering.

              (i)   If at any time, or from time to time,
     beginning one year after the date hereof, State Bank shall determine to conduct a public offering of any State Bank Common Stock involving sales to thirty-five or more investors for its own account (other than in a merger or other reorganization or in connection with any employee benefit plan), State Bank will:

                    (A)  promptly give to each Holder written
          notice thereof (which shall include a list of the jurisdictions in which State Bank intends to attempt to sell such securities); and

                    (B)  subject to paragraph (iii) below, use
          its best efforts to include in such offering all the Subject Securities specified in any written request or requests by any Holder or Holders received by State Bank within twenty (20) business days after such written notice is given on the same terms and conditions as the State Bank Common Stock, if any, otherwise being sold in such offering.

             (ii) The right of any Holder to participate in any underwritten public offering pursuant to this paragraph (c) shall be conditioned upon such Holder's participation in the underwriting and the inclusion of such Holder's Subject Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting (together with State Bank and the other holders distributing their securities through such underwriting) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by State Bank.

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            (iii)   Notwithstanding any other provision of this
     paragraph (c), if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the amount of securities to be included in the underwriting by the Holders. State Bank shall so advise all Holders of Subject Securities which would otherwise be underwritten pursuant hereto, and the number of Subject Securities that may be included in the underwriting shall be reduced and allocated among all of the Holders, in proportion, as nearly as practicable, to the amounts of Subject Securities held by such Holders; provided, however, that the number of Subject Securities to be included in such underwriting shall not be reduced below twenty-five percent (25%) of the total number of securities included in such offering. If in any public offering under this paragraph (c) that is not underwritten it will not, in the opinion of State Bank, be feasible to include all Subject Securities requested to be included in such offering, the number of Subject Securities that may be included in the offering shall be reduced and allocated in the manner described in the preceding sentence subject to the 25% floor set forth therein. State Bank shall advise all Holders of Subject Securities which would otherwise be sold pursuant hereto of any such limitations, and the number of shares of Subject Securities that may be included in the offering. If any Holder disapproves of the terms of any such offering, he may elect to withdraw therefrom by written notice to State Bank and, if applicable, the underwriter. If, however, as a result of the withdrawal of such Subject Securities a greater number of Subject Securities held by other Holders may be included in such offering (up to the maximum of any limitation imposed by State Bank or the underwriters, as applicable), then State Bank shall offer to all Holders who have included Subject Securities in the offering the right to include additional shares in the same proportion used in determining the limitation in this subparagraph (iii).

          (d) Expenses of Offering. All expenses incurred in connection with any offering pursuant to this Section 7, including without limitation, all regulatory filing fees, printing expenses, escrow fees, fees and disbursements of counsel for State Bank, underwriters' fees, discounts and commissions, accounting fees and expenses, and expenses of any special audits incidental to or required by such offering, shall be borne by State Bank and the selling Holders in proportion to the number of securities being sold by them in the offering; provided that State Bank shall not be required to pay for any expenses of any underwritten offering begun pursuant to paragraph (b) hereof if the request therefor is subsequently withdrawn, unless the

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Holders agree to forfeit their rights pursuant to that
paragraph (b); provided further that the Holders may withdraw a request under paragraph (b) hereof if at the time of such withdrawal the Holders have learned of a material adverse change in the condition, business or prospects of State Bank which differs from the information known to the Holders at the time of their request, in which event the Holders shall not be required to pay any of the expenses of the offering and shall retain all rights to require State Bank to conduct an underwritten public offering of Subject Securities pursuant to paragraph (b) hereof.

          (e) Procedures. If and whenever State Bank is required by the provisions of this Section 7 to use its reasonable efforts to effect a public offering of any of the Subject Securities, State Bank will, as expeditiously as possible:

              (i) Prepare and file with the Superintendent an offering circular with respect to such securities and use its reasonable efforts to obtain the consent of the Superintendent and any other governmental or regulatory authority to conduct the offering described therein.

             (ii) Prepare and file with the Superintendent such amendments and supplements to such offering circular as may be necessary.

            (iii) Furnish to each Holder and underwriter, if any, participating in the offering such number of offering circulars and such other documents as such Holder and underwriter may reasonably request in order to facilitate the public sale or other disposition of the Subject Securities being sold by such Holder and underwriter.

             (iv) If applicable, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, and each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

              (v) Notify each Holder and underwriter, if any, of Subject Securities covered by such offering circular at any time when the offering circular is being circulated of the happening of any event as a result of which the offering circular, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

             (vi)   Furnish, at the request of any Holder
     requesting an underwritten public offering of Subject Securities pursuant to this Section 7, on the date that such Subject Securities are delivered to the underwriters for sale pursuant to this Section 7, (i) an opinion, dated such date, of the counsel representing State Bank for the purposes of such offering, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting a public offering of Subject Securities and
     (ii) a letter dated such date, from the independent certified public accountants of State Bank, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting a public offering of Subject Securities.

          (f)  Indemnification.

              (i) State Bank agrees to indemnify and hold harmless each Holder of Subject Securities whose Subject Securities are included in a public offering pursuant hereto, each of such Holder's partners, officers and directors, each underwriter of any of the Subject Securities included in such offering, and each person, if any, who controls any such Holder or underwriter within the meaning of the Securities Act or the Exchange Act (hereinafter collectively referred to as the "Holder-Underwriters"), as follows:

                    (A)  against any and all loss, liability,
          claim (joint or several), damage and expense whatsoever arising out of any untrue statement or alleged untrue statement of a material fact contained in the offering circular (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made, not misleading, unless such untrue statement or omission or such alleged untrue statement or omission was made in reliance upon and in strict conformity with written information furnished to State Bank by any Holder-Underwriter expressly for use in such offering circular (or any amendment thereto);

                    (B)  against any and all loss, liability,
          claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any

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litigation, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission or any such alleged untrue statement or omission, if such settlement is effected with the written consent of State Bank; and

                    (C)  against any and all legal or other
          expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clause (i) or (ii) above, which expenses under this clause (iii) shall be paid by State Bank as incurred;

provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in the offering circular but eliminated or remedied in an amended offering circular delivered to such Holder-Underwriter, such indemnity agreement shall not inure to the benefit of any underwriter, or any Holder, if a copy of such amended offering circular was made available to such underwriter or such Holder and was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time the sale to such person or entity was consummated.

          In no case shall State Bank be liable under this indemnity agreement with respect to any loss, liability, claim, damage or expense with respect to any claim made against any Holder-Underwriter unless State Bank shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, if prejudicial to its ability to defend such action, but failure to so notify State Bank shall not relieve State Bank from any liability which it may have otherwise than on account of this indemnity agreement. In case of any such notice, State Bank shall be entitled to participate at its expense in the defense, or if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit brought to enforce any such claim; but if it so elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the Holder-Underwriter or Holder-Underwriters and other defendant or defendants, if any, in any suit so brought, which approval shall not be unreasonably withheld. In the event that State Bank elects to assume the defense of any such suit and retain such counsel, the Holder-Underwriter or Holder-Underwriters and other defendant or defendants, which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by State Bank, but only if representation of such Holder-Underwriter and other defendant or defendants would be inappropriate due to actual or potential differing interest between such indemnified party and any other party represented by such counsel in such proceeding.

             (ii) Each Holder severally agrees that it will indemnify and hold harmless State Bank, each officer and director of State Bank, each person, if any, who controls State Bank within the meaning of the Securities Act, each underwriter of Subject Securities included in any offering pursuant to this Section 7, each person, if any, who controls such underwriter within the meaning of the Securities Act, each other Holder, each of such other Holder's partners, officers and directors, and each person controlling such other holder within the meaning of the Securities Act against any and all loss, liability, claim, damage and expense, up to the amount of the gross proceeds actually received from the offering by such Holder, to the extent described in clauses (i)(A) through (i)(C), inclusive, of this paragraph (f), but only with respect to statements or omissions, or alleged statements or omissions made in such offering circular (or any amendment thereto) in reliance upon and in strict conformity with written information furnished to State Bank by such Holder expressly for use in such offering circular (or any amendment thereto). In case any action shall be brought against State Bank or any person so indemnified pursuant to the provisions of this subparagraph (ii) and in respect of which indemnity may be sought against any Holder, the Holders from whom indemnity is sought shall have the rights and duties given to State Bank, and State Bank and the other persons so indemnified shall have the rights and duties given to the persons entitled to indemnification by the provisions of subparagraph (i) of this paragraph (f).

          (g) Information by Holder. The Holder or Holders of Subject Securities included in any offering shall furnish to State Bank such information regarding such Holder or Holders, and the distribution proposed by such Holder or Holders, as State Bank may reasonably request in writing.

          (h) Transfer of Rights. The rights granted by State Bank under paragraphs (b) and (c) hereof may be assigned, in whole or in part, in writing by any Holder of Subject Securities or shares convertible into Subject Securities to a transferee or assignee of Subject Securities representing more than 5% of the total combined voting power of all Voting Securities then outstanding; provided, that such Transfer is effected in accordance with the provisions of this Agreement; and provided further, that State Bank is given written notice by such Holder at the time of or within a reasonable time after said Transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being assigned.

          (i) "Market Stand-off" Agreement. Shareholder and each other member of the Shareholder Group, and each other Holder of Subject Securities to which the rights under this Section 7 have been assigned, shall, so long as any such person owns more than 5% of the outstanding Voting Securities of State Bank if requested by State Bank and an underwriter of State Bank Common Stock or other securities of State Bank, agree not Transfer any securities of State Bank held by them during the one hundred eighty (180) day period from the date of the underwriting agreement; provided that all Holders holding more than five percent of the outstanding State Bank Common Stock and all officers, directors, and employees of State Bank enter into similar agreements. Such agreement shall be in writing in the form satisfactory to State Bank and such underwriter. State Bank may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

     8.   Covenants of Shareholder Group in Absence of
Regulatory Approval. In addition to rather than in lieu of any of the other agreements of the parties contained herein, Shareholder, for itself and for each member of the Shareholder Group, hereby agrees that, without obtaining the prior written approval of the FRB and the Superintendent if appropriate, neither Shareholder nor any member of the Shareholder Group will:
(a) exercise or attempt to exercise a controlling influence over the management or policies of State Bank; (b) have or seek to have any employees or representatives serve as an officer, agent or employee of State Bank; (c) take any action causing State Bank to become a subsidiary of Shareholder or any member of the Shareholder Group; (d) acquire or retain any Voting Securities that would cause the combined interest of Shareholder, each member of the Shareholder Group and each of their respective officers, directors, and affiliates, to equal or exceed 25% of the then outstanding Voting Securities of State Bank; (e) propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of State Bank; (f) attempt to influence the dividend policies or practices of State Bank; (g) solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of State

Bank; (h) attempt to influence the loan and credit decisions or policies of State Bank, the pricing of services, any personnel decisions, the location of any offices, branching, the hours of operation, or similar activities of State Bank; (i) dispose or threaten to dispose of any Voting Securities in any matter as a condition of specific action or inaction by State Bank; (j) enter into any other banking or non-banking transactions with State Bank, except that deposit accounts may be established and maintained with State Bank provided that the aggregate balances of all such accounts do not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with State Bank; or (k) seek or accept representation on the Board of Directors of State Bank.

     9. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages, and accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure.

    10. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all the other parties hereto.

    11. Entire Agreement. This Agreement supersedes all prior arrangements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified and no provisions hereof may be modified or waived, except expressly by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver by any such party nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

    12. Effectiveness and Termination. This Agreement shall become effective upon the date of consummation of the Consolidation and, except as otherwise provided herein, shall terminate as to every member of the Shareholder Group on the date the Shareholder Group owns of record and beneficially Voting Securities representing 5% or less of the total combined voting power of all Voting Securities then outstanding, and as to each other shareholder party hereto, on the date such shareholder owns of record and beneficially Voting Securities representing 5% or less of the total combined voting power of all Voting Securities then outstanding.

    13.   Miscellaneous.

          (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with the laws of, the State of California without regard to the principles of conflicts of laws thereof.

          (b) Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d) All Section headings herein are for convenience of reference only and are not part of this Agreement and no construction or reference shall be derived therefrom.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

         STATE BANK:
BUSINESS & PROFESSIONAL BANK, a
California state-chartered bank


By:     /s/ Michael F. Burkart
Name:       Michael F. Burkart
Title:      President
        SHAREHOLDER:
WEST COAST BANCORP, a California
corporation


By:     /s/ John Joseph
Name:       John Joseph
Title:      Chairman